VOYAGEUR MUTUAL FUNDS III

Registration No. 811-04547
FORM N-SAR
Annual Period ended April 30, 2011

SUB-ITEM 77M: Mergers

On May 19, 2010, the Board of Trustees responsible for Delaware Select Growth Fund (the
"Acquiring Fund"), a series of Voyageur Mutual Funds III,  approved a proposal to reorganize
Delaware Growth Equity Fund, a series of Delaware Group Equity Funds III, with and into the
Acquiring Fund. The Board of Trustees responsible for Delaware Growth Equity Fund also approved the reorganization.

On September 22, 2010, at a Special Meeting of Shareholders, the shareholders of Delaware
Growth Equity Fund voted to approve an Agreement and Plan of Reorganization between the
Delaware Group Equity Funds III, on behalf of Delaware Growth Equity Fund, and Voyageur
Mutual Funds III, on behalf of Delaware Select Growth Fund, which provided for: (i) the acquisition of substantially all of the assets of Delaware Growth Equity Fund by Delaware Select
Growth Fund, in exchange solely for shares of Delaware Select Growth Fund; (ii) the pro rata distribution of shares of Delaware Select Growth Fund to the shareholders of Delaware Growth
Equity Fund; and (iii) the complete liquidation and dissolution of Delaware Growth Equity Fund.

The above information is herein incorporated by reference to the Registration Statement for
Open-End Investment Company (Business Combinations) filed by Voyageur Mutual Funds III with the SEC on Form N-14/A on July 26, 2010 (SEC Accession No. 0001206774-10-001672 .)

On October 25, 2010, Delaware Growth Equity Fund merged into Delaware Select Growth Fund.

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